DIGITALBRIDGE GROUP, INC.

ARTICLES OF AMENDMENT

DigitalBridge Group, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: The Charter of the Corporation is hereby amended to change the par value of the shares of Class A Common Stock, Class B Common Stock and Performance Common Stock (collectively, the “Common Stock”) of the Corporation from $0.04 per share to $0.01 per share and, in connection therewith, transfer from the Common Stock account to the additional paid-in capital account $0.03 with respect to each share of Common Stock outstanding on the effective date of this amendment.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland Corporations and Associations Code.
THIRD: There has been no change in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 11th day of May, 2023.

ATTEST		DIGITALBRIDGE GROUP, INC.

/s/ Ronald M. Sanders		/s/ Jacky Wu
Name:	Ronald M. Sanders	Name:	Jacky Wu
Title:	Secretary	Title:	Chief Financial Officer